Exhibit (a)(1)(H)

Election to Tender Vested and Exercisable Options

to Purchase Shares of Common Stock

of

AMN Healthcare Services, Inc.

Pursuant to the Offer to Purchase Dated September 4, 2003

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 1, 2003, UNLESS THE OFFER IS EXTENDED.

All terms used in this election form (the “Election to Tender Options”) but not defined herein shall have the meanings ascribed to them in the Offer to Purchase. This Election to Tender Options is for use by holders of Options (each, an “Option Holder”) who are tendering their Options.

The Option Holder completing this form has received and read the Offer to Purchase dated September 4, 2003 and this Election to Tender Options, and understands, acknowledges and agrees that:

•	subject to the terms and conditions of the Offer, the Option Holder may tender Options to the Company for the cash payment (minus tax withholding) described in the Offer to Purchase prior to the expiration of the Offer at 12:00 midnight, Eastern Time, October 1, 2003;

•	the Company’s acceptance of the Options that the Option Holder has tendered pursuant to the Offer will constitute a binding agreement between the Company and the Option Holder upon the terms and subject to the conditions of the Offer;

•	upon the Company’s acceptance of any Options that the Option Holder has tendered pursuant to the Offer, such accepted Options will be purchased, and the Option Holder hereby consents to the cancellation of such Options in accordance with the terms of the relevant Option agreements, and the Option Holder shall have no right to purchase Shares under the terms and conditions of such accepted Options after the Company’s acceptance;

•	the Option Holder has certain rights pursuant to the terms and conditions of the Offer to withdraw any Options that the Option Holder tenders;

•	under the circumstances set forth in the Offer, the Company may terminate or postpone its purchase and cancellation of tendered Options;

•	cash payment will be made to the Option Holder for the Option Holder’s properly tendered Options that have not been properly withdrawn promptly following the acceptance by the Company upon the expiration of the Offer and the satisfaction of all of the conditions to the Offer;

•	if the Option Holder is an employee, the cash payment will represent ordinary compensation income, and the amount of the cash payment actually delivered to the Option Holder will reflect required tax withholdings by the Company; and

•	the Company has advised the Option Holder to consult with the Option Holder’s own advisors as to the consequences of participating or not participating in the Offer.

Option Holders who wish to tender any or all of their Options should fill in the information required on page 3, and sign and date page 4 of this Election to Tender Options, and then return all the pages of this Election to Tender Options to the following address or facsimile number no later than the expiration date:

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention: Denise Jackson, General Counsel

(858) 720-1613 (phone)

(858) 509-3587 (facsimile)

Please direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase or this Election to Tender Options, to Denise Jackson at the above address and telephone number. The method by which the Option Holder delivers any required document is at the Option Holder’s option and risk, and the delivery will be deemed made only when actually received by the Company. If the Option Holder elects to deliver the Option Holder’s documents by mail, the Company recommends using registered mail with return receipt requested. In all cases, the Option Holder should allow sufficient time to ensure timely delivery prior to the expiration date.

ELECTION TO TENDER OPTIONS

Set forth below is information regarding Options the Option Holder wishes to tender (attach additional sheets, if necessary):

A	B	C	D	E	F

DATE OF OPTION GRANT	EXERCISE PRICE OF OPTIONS SUBJECT TO GRANT	TOTAL NUMBER OF OUTSTANDING OPTIONS SUBJECT TO GRANT (1)	PURCHASE PRICE PER OPTION SUBJECT TO GRANT (2)	NUMBER OF OPTIONS TO BE TENDERED	AGGREGATE PURCHASE PRICE (3)

		TOTAL PURCHASE PRICE:			$

(1)	Represents the total number of Shares for which the Option grant remains outstanding (i.e., the total number of Shares for which the Option grant has not been exercised).
(2)	Equal to $18.00 minus the exercise price set forth in Column B.
(3)	Equal to the purchase price set forth in Column D times the number of options et forth in Column E.

Note that the Company expects that tenders of all Securities, including the Options tendered hereby, will be subject to proration. In the proration process, the Company will accept the Options with the lowest exercise prices first.

By signing and returning this Election to Tender Options, the Option Holder represents and warrants to, and agrees with the Company that:

•	the Option Holder agrees to the terms set forth in this Election to Tender Options and understands that Options will be canceled upon acceptance and purchase by the Company;

•	the Option Holder has full power and authority to tender the foregoing for purchase and cancellation and that, when and to the extent such Options are accepted by the Company, such Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such Options will not be subject to any adverse claims; and

•	upon request, the Option Holder will execute and deliver any additional documents, provide any additional information and enter into any additional arrangements (including, without limitation, with respect to withholding) deemed by the Company to be necessary or desirable to complete the purchase and cancellation of the Options that the Option Holder is tendering.

	Date:	, 2003

Name:

Spouse (if any):

	Date:	, 2003

Name:

This Election to Tender Options must be signed by the Option Holder. The Company will not accept any alternative, conditional or contingent elections.

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